Filed pursuant to Rule 424(b)(3)
Registration No. 333-217760

PROSPECTUS

30,146,744 Shares

Noodles & Company

Class A Common Stock

This prospectus relates to the resale of up to 30,146,744 shares of our Class A Common Stock, par value $0.01 per share (our “Class A common stock”), which may be offered for sale from time to time by the selling stockholders named in this prospectus.

We are registering the offer and sale of (i) 11,087,757 shares of our Class A common stock held by Catterton-Noodles, LLC (“L Catterton”) and 1,913,793 shares of Class A common stock issuable upon the exercise of warrants to purchase our Class A common stock (the “L Catterton warrants”) held by L Catterton, (ii) 5,096 shares of our Class A common stock held by Catterton Management Company, L.L.C., (iii) 6,744,760 shares of our Class A common stock held by Argentia Private Investments Inc. (“Argentia”) and 1,522,098 shares of Class A common stock issuable upon the conversion of 1,522,098 shares of Class B Common Stock (our “Class B common stock,” and together with our Class A common stock, our “common stock”) held by Argentia, to satisfy registration rights we granted to Argentia pursuant to a Letter Agreement dated February 8, 2017 and (iv) 8,873,240 shares of our Class A common stock held by Mill Road Capital II, L.P. (“Mill Road,” and together with L Catterton and Argentia, the “selling stockholders”).

The shares of Class A common stock may be offered by the selling stockholders in any manner described under “Plan of Distribution” beginning on page 9 of this prospectus. The selling stockholders may sell the shares of Class A common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions, at fixed or negotiated prices, directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. We will not receive any proceeds from the sale of our Class A common stock by the selling stockholders.

Our Class A common stock is listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol NDLS. The last reported sales price of our Class A common stock on May 16, 2017 was $4.55 per share.

Noodles & Company is an “emerging growth company” as defined under the federal securities laws and, as such, may continue to elect to comply with certain reduced public company reporting requirements in future reports.

Investing in our Class A common stock involves a high degree of risks. Please read “Risk Factors” beginning on page 3 of this prospectus as well as the risk factors and other information in any documents we incorporate by reference into this prospectus. See “Where You Can Find More Information.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated May 17, 2017

Neither we nor the selling stockholders have authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference into this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. Neither we nor the selling stockholders take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling stockholders are making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or of any sale of shares of our Class A common stock and the information in any free writing prospectus that we may provide to you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: We have not and the selling stockholders have not, done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus outside of the United States.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling stockholders named in this prospectus may offer and sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities the selling stockholders may offer. Each time a selling stockholder offers the securities described in this prospectus, the selling stockholder is required to provide the offeree with this prospectus, and in certain cases, a prospectus supplement. A prospectus supplement may add, update or change information contained in this prospectus.
This prospectus does not contain all the information provided in the registration statement filed with the SEC. For further information with respect to us and our Class A common stock, we refer you to the registration statement, including the exhibits and the consolidated financial statements and notes filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be reviewed for the complete contents of these contracts and documents. You should carefully read both this prospectus and any prospectus supplement together with the additional information described below under “Where You Can Find More Information” before you make an investment decision.
A copy of the registration statement, including the exhibits and the financial statements and notes filed as a part of the registration statement, may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon the payment of fees prescribed by it. You may call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference facilities. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with it.
You should rely only on the information contained in or incorporated by reference into this prospectus or any accompanying prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities.
In this prospectus, “Noodles & Company,” “Noodles,” “we,” “us”, “our” and the “Company” refer to Noodles & Company, a Delaware corporation, and, where appropriate, its subsidiaries, unless expressly indicated or the context otherwise requires. We refer to our Class A Common Stock, par value $0.01 per share, as our “Class A common stock,” unless the context otherwise requires. We refer to our Class B Common Stock, par value $0.01 per share, as our “Class B common stock,” unless the context otherwise requires. We refer to our Class A common stock and our Class B common stock together as our “common stock.” The rights of the holders of our Class A common stock and our Class B common stock are identical in all respects, except that our Class B common stock does not vote on the election or removal of directors unless and until converted on a share for share basis into Class A common stock. We refer to our Series A Convertible Preferred Stock, par value $0.01 per share, as our “preferred stock,” unless the context otherwise requires.
All references to “this prospectus” refer to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information and periodic and current reporting requirements of the Exchange Act, and in accordance therewith, we file periodic and current reports, proxy statements and other information with the SEC. The registration statement, such periodic and current reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s website at www.sec.gov .
We also furnish our stockholders with annual reports containing our financial statements audited by an independent registered public accounting firm and quarterly reports containing our unaudited financial information. We maintain a website at http://investor.noodles.com. You may access our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports, filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act with or to the SEC, free of charge at our website as soon as reasonably practicable after this material is electronically filed with, or furnished to, the SEC. The reference to our website or web address does not constitute incorporation by reference of the information contained at that site.
The SEC allows us to “incorporate by reference” the information we file with the SEC, which means we can disclose important information to you by referring you to those documents. Information contained in any supplement to this prospectus and information that we file with the SEC in the future shall be deemed to be incorporated by reference into this prospectus will automatically update and supersede the information contained in this prospectus. The documents that have been incorporated by reference are an important part of the prospectus, and you should review that information in order to understand the nature of any investment by you in our Class A common stock. We are incorporating by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended January 3, 2017, as filed with the SEC on March 2, 2017;

•	our Quarterly Report on Form 10-Q for the period ended April 4, 2017, as filed with the SEC on May 10, 2017;

•	our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 18, 2017;

•
our Current Reports on Form 8-K as filed with the SEC on February 9, 2017 (excluding Item 2.02), February 9, 2017 (excluding Item 2.02, Item 7.01 and Exhibit 99.1), March 14, 2017 (excluding Exhibit 99.1), March 28, 2017, April 3, 2017, April 10, 2017, April 10, 2017, April 19, 2017, May 11, 2017 and May 15, 2017;

•	the description of our common stock included in our registration statement on Form 8-A filed on June 25, 2013; and

•
all other documents filed by us under sections 13 or 14 of the Exchange Act after the date of this prospectus and before the termination of the offerings to which this prospectus relates (other than documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein).

Notwithstanding the foregoing, no information is incorporated by reference in this prospectus supplement and the accompanying prospectus where such information under applicable forms and regulations of the SEC is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section (such as, without limitation, the information furnished under Item 2.02 or Item 7.01 in any Current Report on Form 8-K), unless we indicate in the report or filing containing such information that the information is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this prospectus supplement and the accompanying prospectus.
Copies of these filings, including the documents incorporated by reference, are available at no cost on our website, http://investor.noodles.com. In addition, each person, including any beneficial owner, to whom a prospectus is delivered, may request a copy of these filings and any amendments thereto at no cost, by writing or telephoning us at (720) 214-1900. Those copies will not include exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents or unless you specifically request them. You may also request copies of any exhibits to the registration statement. Please direct your request to:

Noodles & Company
Attention: Corporate Secretary
520 Zang Street, Suite D
Broomfield, CO 80021
(720) 214-1900
Any statements contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including but not limited to risks and uncertainties discussed in the sections entitled “Prospectus Summary” and “Risk Factors” and in the documents incorporated by reference herein. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on currently available operating, financial and competitive information. Examples of forward-looking statements include all matters that are not historical facts, such as statements regarding estimated costs associated with our closure of underperforming restaurants, the implementation and results of strategic initiatives and our future financial performance.
Our actual results may differ materially from those anticipated in these forward-looking statements due to reasons including, but not limited to:

•	our ability to execute our strategy to refranchise restaurants in certain of our markets;

•	our ability to achieve and maintain increases in comparable restaurant sales and to successfully execute our business strategy, including new restaurant initiatives and operational strategies;

•
costs associated with our data security incident, including legal fees, investigative fees, other professional fees and the cost of communications with customers, as well as potential losses associated with settling payment card networks’ expected claims and litigation associated with the data security breach;

•	our ability to improve the operational and financial performance of our restaurant portfolio;

•	the success of our marketing efforts;

•	our ability to open new restaurants on schedule;

•	current economic conditions;

•	price and availability of commodities;

•	our ability to adequately staff our restaurants;

•	changes in labor costs;

•	consumer confidence and spending patterns;

•	consumer reaction to industry related public health issues and perceptions of food safety;

•	seasonal factors;

•	weather; and

•
those discussed in “Risk Factors” included in this prospectus, in “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended January 3, 2017 and in the other documents incorporated by reference herein.

We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and in the documents incorporated by reference herein. The forward-looking statements contained in this prospectus involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the statements. Also, the forward-looking statements contained herein represent our estimates and assumptions only as of the date of this prospectus. Unless required by United States federal securities laws, we do not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made.
The market data and certain other statistical information used throughout this prospectus or incorporated by reference herein are based on independent industry publications, governmental publications, reports by market research firms or other independent sources. Some data are also based on our good faith estimates. Although we believe these third-party sources are reliable, we have not independently verified the information attributed to these third-party sources and cannot guarantee its accuracy and completeness. Similarly, our estimates have not been verified by any independent source.
You should read this prospectus, the documents that we incorporate by reference in this prospectus and the documents that we have filed as exhibits to documents incorporated by reference and to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before deciding whether or not you should invest in shares of our Class A Common Stock. You should read the entire prospectus carefully, including the section of this prospectus entitled “Risk Factors” and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended January 3, 2017, and all other information included or incorporated herein by reference in this prospectus in its entirety (including our consolidated financial statements and the related notes) before you decide whether to invest in shares of our Class A Common Stock.

Overview
Noodles & Company is a restaurant concept offering lunch and dinner within the fast casual segment of the restaurant industry. We opened our first location in Denver, Colorado in 1995, offering noodle and pasta dishes, staples of many cuisines, with the goal of delivering fresh ingredients and flavors from around the world under one roof. Today, our globally inspired menu includes a wide variety of high quality, cooked-to-order dishes, including noodles and pasta, soups, salads and appetizers, which are served on china by our friendly team members. We believe that we offer our customers value, with per person spend of $8.68 for the fiscal year ended January 3, 2017. As of January 3, 2017, we had 457 company-owned restaurants and 75 franchise restaurants in 35 states, the District of Columbia and one Canadian province.

Recent Transactions

L Catterton Private Placement. On February 8, 2017, we entered into a securities purchase agreement (the “L Catterton Securities Purchase Agreement”) with L Catterton, pursuant to which we agreed, in return for aggregate gross proceeds to us of $18.5 million, to sell to L Catterton an aggregate of 18,500 shares of preferred stock convertible into 4,252,873 shares of Class A common stock, at a purchase price of $1,000 per share, plus warrants exercisable for five years beginning six months following their issuance for the purchase of 1,913,793 shares of Class A common stock at an exercise price per share of $4.35, which is equal to the closing sale price of our Class A common stock on February 7, 2017 (such transactions, collectively, the “L Catterton private placement”). The L Catterton Securities Purchase Agreement also provided L Catterton with registration rights with respect to shares of Class A common stock that it holds (including shares of Class A common stock issuable upon conversion of the preferred stock and upon exercise of the L Catterton warrants). The registration statement (of which this prospectus forms a part, the “registration statement”) was filed to satisfy our obligations with respect to the shares under the L Catterton Securities Purchase Agreement.

The funding of the L Catterton private placement occurred on February 9, 2017. Subsequently, all 18,500 shares of preferred stock held by L Catterton were converted into 4,252,873 shares of Class A common stock on April 12, 2017. The form of the warrant and the Securities Purchase Agreement were each attached as Exhibit 4.2 and 10.1, respectively, to our Current Report on Form 8-K filed with the SEC on February 9, 2017 and incorporated by reference herein.

In connection with the L Catterton private placement, we entered into a letter agreement (the “Argentia Letter Agreement”) with Argentia that provides for, among other things, the registration of shares of Class A common stock (including shares of Class A common stock into which shares of Class B common stock may be converted) held by Argentia, by us, on terms substantially similar to the registration rights that we agreed to provide to L Catterton in the L Catterton Securities Purchase Agreement. The registration statement was filed to satisfy our obligations with respect to the shares under the Argentia Letter Agreement. A copy of the Argentia Letter Agreement is attached as Exhibit 10.3 to our Current Report on Form 8-K filed with the SEC on February 9, 2017 and incorporated by reference herein.

Mill Road Private Placement. On March 13, 2017, we entered into a securities purchase agreement (the “Mill Road Securities Purchase Agreement”) with Mill Road, pursuant to which we agreed, in return for aggregate gross proceeds to us of $31.5 million, to issue to Mill Road an aggregate of 8,873,240 shares of our Class A common stock, at a price per share of $3.55, which was equal to the closing sale price for our Class A common stock on March 10, 2017 (the “Mill Road private placement”). The Mill Road Securities Purchase Agreement also provided Mill Road with registration rights with respect to shares of Class A common stock that it holds. The registration statement was filed to satisfy our obligations with respect to the shares issued under the Mill Road Securities Purchase Agreement.

The closing of the Mill Road private placement occurred on April 3, 2017. The Mill Road Securities Purchase Agreement is attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on March 13, 2017 and incorporated by reference herein.

Equity Sponsors
L Catterton is the largest consumer-focused private equity firm in the world, with over $14.0 billion of equity capital under management dedicated to growing middle market companies and emerging high-growth enterprises. With a 28-year history and more than 140 investment and operating professionals in 17 offices across five continents, L Catterton has one of the largest and most experienced teams in global consumer investing.

Mill Road Capital Management LLC (“MRC”) is a private investment firm focused on investing in and partnering with publicly traded micro-cap companies in the U.S. and Canada. The firm has flexible, long-term capital with the ability to purchase shares in the open market, buy large block positions from existing shareholders, provide capital for growth or acquisition opportunities, or execute going-private transactions. MRC has raised approximately $670 million of aggregate equity capital commitments and has offices in Greenwich, CT and the San Francisco Bay Area.

Argentia is a wholly owned subsidiary of the Public Sector Pension Investment Board (“PSPIB”), a Canadian Crown corporation established to invest the amounts transferred by the Canadian government equal to the proceeds of the net contributions since April 1, 2000, for the pension plans of the Public Service, the Canadian Forces and the Royal Canadian Mounted Police, and since March 1, 2007, for the Reserve Force Pension Plan. PSPIB is one of Canada’s largest pension investment managers, with CDN$125.8 billion of assets under management as at September 30, 2016.

Corporate Information
We were incorporated in 2002 in Delaware and merged with The Noodles Shop Co., Inc., a Colorado corporation, in 2003. In June of 2013, we became a public company. We opened the first Noodles & Company in 1995 in Denver, Colorado. Our central support office is located at 520 Zang Street, Suite D, Broomfield, Colorado 80021, and our telephone number is (720) 214-1900. Our website is www.noodles.com. The information on, or that can be accessed through, our website is not part of this prospectus.

THE OFFERING

Shares offered for resale by the selling stockholders	30,146,744 shares of our Class A common stock

Common stock outstanding prior to any resale of shares	39,564,445 shares of our Class A common stock (includes 26,710,853 shares of the Class A common stock offered for resale by the selling stockholders) and 1,522,098 shares of our Class B common stock

Use of proceeds
The selling stockholders will receive all of the proceeds from the sale of any shares of Class A common stock sold by the selling stockholders pursuant to this prospectus. We will not receive any proceeds from these sales. See “Use of Proceeds” below.

Risk factors
You should carefully consider the risk factors described in the section of this prospectus entitled “Risk Factors” on page 3, together with all of the other information included in or incorporated by reference into this prospectus, before deciding to purchase any shares of our Class A common stock.

Nasdaq Global Select Market symbol	NDLS

RISK FACTORS
An investment in our Class A common stock, involves a high degree of risk. You should carefully consider the risks and uncertainties described below, the risks described in our Annual Report on Form 10-K for the fiscal year ended January 3, 2017 and the other information incorporated herein by reference (including our consolidated financial statements and related notes) before making an investment decision. See the section of this prospectus entitled “Where You Can Find More Information.” Any of the risks we describe below or in the information incorporated herein by reference could cause our business, financial condition, results of operations or future prospects to be materially adversely affected. If any of the risks described below actually occur, our business, financial conditions or results of operations could be materially adversely affected. In any such case, the trading price of our Class A common stock could decline and you could lose all or part of your investment. Some of the statements in this section of the prospectus are forward-looking statements. For more information about forward-looking statements, please see the section of this prospectus entitled “Special Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS
We will not receive any proceeds from the sale of any shares of Class A common stock by the selling stockholders.
The selling stockholders will receive all of the net proceeds from the sale of any shares of Class A common stock under this prospectus. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax, legal services or any other expenses incurred by the selling stockholders in disposing of these shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus.

SELLING STOCKHOLDERS

This prospectus covers the public resale of the shares owned by the selling stockholders listed in the table below. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares listed in the table below as owned by them. The selling stockholders may sell some, all or none of the shares covered by this prospectus and make no representation that any of the shares will be offered for sale. The table below presents information regarding the selling stockholders and the shares that they may offer and sell from time to time under this prospectus.

The following table sets forth:

•	the number of shares beneficially owned by the selling stockholders prior to any sale of the shares covered by this prospectus;

•	the number of shares that may be offered by the selling stockholders pursuant to this prospectus;

•	the number of shares to be beneficially owned by the selling stockholders and its affiliates following the sale of all of the shares covered by this prospectus; and

•	the percentage of our issued and outstanding common stock to be beneficially owned by the selling stockholders and their affiliates following the sale of all of the shares covered by this prospectus.

All information with respect to common stock ownership of the selling stockholders has been furnished by or on behalf of the selling stockholders and is as of May 16, 2017. We believe, based on information supplied by the selling stockholders, that except as may otherwise be indicated in this section, the selling stockholders and their affiliates identified herein have sole voting and dispositive power with respect to the common stock reported as beneficially owned by them. Because the selling stockholders may sell some or all of the shares included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the selling stockholders in the future. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock the selling stockholders hold in transactions exempt from the registration requirements of the Securities Act after the date on which such selling stockholders provided the information set forth on the table below. We have, therefore, assumed for the purposes of the following table, that the selling stockholders will sell all of the shares owned beneficially by them listed in the table below that are covered by this prospectus. Shares in the table below refer to shares of outstanding common stock.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to this Offering	Number of Shares of Common Stock Offered Pursuant to this Prospectus	Number of Shares Beneficially Owned After Sale of Shares	Percent of Outstanding Common Stock Beneficially Owned After Sale of Shares
Catterton-Noodles, LLC	11,087,757 (1)	13,001,550	—	—
Catterton Management Company, L.L.C.	24,326	5,096	19,230	*
Mill Road Capital II, L.P.	8,873,240	8,873,240	—	—
Argentia Private Investments Inc.	8,276,473	8,266,858	9,615	*
* Denotes less than 1%.
(1) Does not include 1,913,793 shares of Class A common stock issuable upon the exercise of the L Catterton warrants, which underlying shares of Class A common stock were registered pursuant to the registration statement.

Beneficial ownership for the purposes of the table above is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Except as disclosed in the table above, we believe that the selling stockholders and their affiliates identified herein possess sole voting and investment power over all shares of common stock shown as beneficially owned by such selling stockholders and their affiliates.

Material Relationships

On February 8, 2017, we entered into the L Catterton Securities Purchase Agreement that provides for registration rights with respect to shares of Class A common stock that L Catterton holds (including shares of Class A common stock issuable upon exercise of the L Catterton warrants). The registration statement was filed to satisfy our obligations with respect to the shares under the L Catterton Securities Purchase Agreement.

On February 8, 2017, we entered into the Argentia Letter Agreement with Argentia that provides for registration rights with respect to shares of Class A common stock that Argentia holds (including shares of Class A common stock into which shares of Class B common stock may be converted), on terms substantially similar to the registration rights that we provided to L Catterton in the L Catterton Securities Purchase Agreement. The registration statement was filed to satisfy our obligations with respect to the shares under the Argentia Letter Agreement.

On March 13, 2017, we entered into the Mill Road Securities Purchase Agreement that provides registration rights with respect to shares of Class A common stock that Mill Road holds. The registration statement was filed to satisfy our obligations with respect to the shares issued under the Mill Road Securities Purchase Agreement.

Our stockholders agreement, dated as of July 2, 2013, with L Catterton and Argentia grants L Catterton and Argentia the right, subject to certain conditions, to nominate representatives to our Board of Directors and committees of our Board of Directors. L Catterton and Argentia each have the right to designate two members to our Board of Directors, and the parties to the stockholders agreement will agree to vote to elect such director designees. The directors appointed by L Catterton and Argentina are Messrs. Dahnke and Taub appointed by L Catterton and Mr. Dufresne appointed by Argentia. See the section of our Annual Report on Form 10-K for the fiscal year ended January 3, 2017 entitled “Certain Relationships and Related Transactions, and Director Independence-Registration Rights.”

In addition, under the terms of the Mill Road Securities Purchase Agreement, Mill Road is entitled, subject to maintaining a minimum threshold of ownership of Class A common stock, to designate one nominee to our Board of Directors. Mill Road designated Thomas E. Lynch as its nominee to our Board of Directors, and Mr. Lynch was appointed to our Board of Directors in April 2017. In addition, subject to certain limitations set forth in a letter agreement entered into between MRC and the Company, dated as of February 15, 2017 (the “Mill Road Letter Agreement”), MRC generally agreed not to acquire additional equity securities of the Company for a period of two years following the date of the Mill Road Letter Agreement. The Mill Road Letter Agreement is attached as Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on March 14, 2017 and incorporated by reference herein.

DESCRIPTION OF CAPITAL STOCK
General
The following is a summary of our capital stock and provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed with the SEC as exhibits to the registration statement, of which this prospectus forms a part. References in this section to “the company,” “we,” “us” and “our” refer to Noodles & Company and not to any of its subsidiaries.
Our authorized capital stock consists of 150,000,000 shares of Class A common stock, par value $0.01 per share, which we refer to in this prospectus as Class A common stock, 30,000,000 shares of Class B common stock, par value $0.01 per share, which we refer to in this prospectus as Class B common stock, and 1,000,000 shares of undesignated preferred stock, par value $0.01 per share, which we refer to in this prospectus as preferred stock. In addition, there are warrants outstanding to purchase 1,913,793 shares of our Class A common stock, which we refer to in this prospectus as the L Catterton warrants, and warrants outstanding to purchase 28,850 shares of our Class B common stock. We refer to our Class A common stock and Class B common stock as “common stock” when described on an aggregate basis.
Class A Common Stock
As of May 16, 2017, there were 39,564,445 shares of Class A common stock outstanding held by 44 stockholders of record.
There are 150,000,000 shares of our Class A common stock authorized for issuance. Pursuant to our amended and restated certificate of incorporation, holders of our Class A stock will be entitled to one vote on all matters submitted to a vote of stockholders; provided, however, that, except as otherwise required by law, holders of Class A common stock, as such, are not entitled to vote on any amendment to our amended and restated certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our amended and restated certificate of incorporation. Holders of Class A common stock are not entitled to cumulative voting in the election of directors. This means that the holders of a majority of the Class A common stock are able to elect all of the directors then standing for election. Subject to the rights, if any, of the holders of any outstanding series of preferred stock, holders of our Class A common stock will be entitled to receive dividends out of any of our funds legally available when, as and if declared by the board of directors. Upon the dissolution, liquidation or winding up of the company, subject to the rights, if any, of the holders of our preferred stock, the holders of our common stock shall be entitled to receive the assets of the company available for distribution to its stockholders ratably in proportion to the number of shares held by them. Holders of Class A common stock do not have preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class A common stock.
Class B Common Stock
As of May 16, 2017, there were 1,522,098 shares of Class B common stock outstanding held by one stockholder of record.
There are 30,000,000 shares of our Class B common stock authorized for issuance. Pursuant to our amended and restated certificate of incorporation, our Class B common stock has the same rights as our Class A common stock except that holders of our Class B common stock, in their capacity as such, are not entitled to vote in the election or removal of directors unless such Class B common stock is converted into Class A common stock. Shares of our Class B common stock are convertible on a share-for-share basis into shares of our Class A common stock at the election of the holder. Subject to the rights, if any, of the holders of any outstanding series of preferred stock, holders of our Class B common stock will be entitled to receive dividends out of any of our funds legally available when, as and if declared by our board of directors. Upon our dissolution, liquidation or winding up, subject to the rights, if any, of the holders of our preferred stock, the holders of shares of our common stock will be entitled to receive the assets of the company available for distribution to its stockholders ratably in proportion to the number of shares held by them. Holders of Class B common stock do not have preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class B common stock.
Argentia currently owns all shares of our Class B common stock.
Preferred Stock
As of May 16, 2017, there were no shares of preferred stock outstanding.
Our board of directors is authorized to issue not more than an aggregate of 1,000,000 shares of preferred stock in one or more series, without stockholder approval. Our board of directors is authorized to establish, from time to time, the number of shares to be included in each series of preferred stock and to fix the designation, powers, privileges, preferences and relative participating, optional or other rights, if any, of the shares of each series of preferred stock and any of its qualifications, limitations or restrictions. Our board of directors also is able to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series of preferred stock then outstanding, without any further vote or action by the stockholders. In the future, our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could harm the voting power or other rights of the holders of our common stock, or that could decrease the amount of earnings and assets available for distribution to the holders of our common stock. The issuance of our preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other consequences, have the effect of delaying, deferring or preventing a change in our control and might harm the market price of our common stock and the voting and other rights of the holders of common stock. We have no current plans to issue additional shares of preferred stock.
Warrants
As of May 16, 2017, there were warrants outstanding to purchase 1,913,793 shares of our Class A common stock, and warrants outstanding to purchase 28,850 shares of our Class B common stock.

The exercise price of the L Catterton warrants is $4.35 per share, which is equal to the closing bid price of our Class A common stock on February 7, 2017. The L Catterton warrants are exercisable from August 9, 2017 until August 9, 2022. Upon a change of control (as defined in the L Catterton warrants), holders of the L Catterton warrants shall be entitled to cause us to redeem the L Catterton warrants for cash or Class A common stock, at our option, at the Black-Scholes fair value of the L Catterton warrants at such time.

The specific rights of holders of the L Catterton warrants are set forth in the Form of Warrant to Purchase Class A Common Stock attached as Exhibit 4.2 to our Current Report on Form 8-K filed with the SEC on February 9, 2017 and incorporated by reference herein.
Registration Rights
See the section of our Annual Report on Form 10-K for the fiscal year ended January 3, 2017 entitled “Certain Relationships and Related Transactions, and Director Independence-Registration Rights.”
Under the terms of the L Catterton Securities Purchase Agreement and as agreed by the parties, we are required to file a registration statement registering (i) the resale of the shares of common stock issuable upon exercise of the L Catterton warrants and (ii) all other shares of common stock held by L Catterton within 32 days after April 3, 2017, the closing of Mill Road’s purchase of shares of our Class A common stock pursuant to the Mill Road Securities Purchase Agreement (the “Mill Road Closing”), and to cause the registration statement to be declared effective as soon as possible and, in any event, within 90 days of the Mill Road Closing, subject to certain customary qualifications and limitations. If we fail to file a registration statement or have a registration statement declared effective under the aforementioned time requirements, we will owe certain payments to L Catterton.
In connection with the private placement, we entered into the Argentia Letter Agreement with Argentia, which, among other things, provides for the registration by us of shares of common stock held by Argentia on terms substantially similar to the registration rights that we agreed to provide to L Catterton in the L Catterton Securities Purchase Agreement.
Under the terms of the Mill Road Securities Purchase Agreement, we are required to file a registration statement registering the resale of (i) the shares of our Class A common stock purchased by Mill Road pursuant to the Mill Road Securities Purchase Agreement and (ii) all other shares of our Class A common stock held by Mill Road as soon as possible after and, in any event, within 60 days after, the Mill Road Closing and to cause the registration statement to be declared effective as soon as possible and, in any event, within 90 days of the Mill Road Closing, subject to certain customary qualifications and limitations. If we fail to file a registration statement or have a registration statement declared effective under the aforementioned time requirements, we will owe certain payments to Mill Road.
Anti-Takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws
Certain provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws could make the acquisition of the company more difficult. These provisions of the General Corporation Law of the State of Delaware (the “DGCL”) could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and are designed to encourage persons seeking to acquire control of us to negotiate with our board of directors.
Stockholder meetings. Under our amended and restated certificate of incorporation, only the board of directors, or the chairman of the board of directors or the Chief Executive Officer with the concurrence of a majority of the board of directors may call special meetings of stockholders.
Requirements for advance notification of stockholder nominations and proposals. Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors.
Elimination of stockholder action by written consent. Our amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting, except when L Catterton and Argentia and their affiliates collectively own a majority of our outstanding common stock. This provision will, in certain situations make it more difficult for stockholders to take action opposed by the board of directors. L Catterton and Argentia and their affiliates collectively own less than 50.0% of our outstanding common stock.
Election and removal of directors. Our board of directors is divided into three classes, each serving staggered three-year terms. As a result, only a portion of our board of directors is elected each year. The board of directors has the exclusive right to increase or decrease the size of the board and to fill vacancies on the board. This system of electing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes replacing a majority of directors more difficult for stockholders. Additionally, directors may be removed for cause only with the approval of the holders of a majority of the aggregate voting power of our outstanding Class A common stock and any series of preferred stock entitled to vote generally in the election of directors. Directors may be removed without cause only with the approval of two-thirds of the aggregate voting power of our outstanding Class A common stock and any series of preferred stock entitled to vote generally in the election of directors.
Undesignated preferred stock. The authorization of undesignated preferred stock makes it possible for the board of directors, without stockholder approval, to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to obtain control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the company.
Amendment of provisions in the certificate of incorporation. Our amended and restated certificate of incorporation requires the affirmative vote of the holders of at least two-thirds of the aggregate voting power of our outstanding Class A common stock and any series of preferred stock entitled to vote generally in the election of directors in order to amend any provision of our certificate of incorporation.
Amendment of provisions in the bylaws. Our amended and restated bylaws require the affirmative vote of the holders of at least two-thirds of the aggregate voting power of our outstanding Class A common stock and any series of preferred stock entitled to vote generally in the election of directors in order to amend any provision of our bylaws.
We are not governed by Section 203 of the DGCL.
Transfer Agent and Registrar
Wells Fargo Bank, N.A. is the transfer agent and registrar for our common stock.
Listing
Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol NDLS.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following discussion is a summary of certain material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our Class A common stock issued pursuant to this offering. The discussion does not purport to be a complete analysis of all potential tax consequences. The consequences of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.
This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.
If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of a Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions
As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “Sale or Other Taxable Disposition.”
Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes the applicable withholding agent with a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Sale or Other Taxable Disposition
Subject to the discussion below regarding backup withholding and FATCA (as defined below), a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.
Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually or constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our common stock generally will be subject to backup withholding unless the applicable withholding agent does not have actual knowledge or reason to know the Non-U.S. Holder is a United States person and the Non-U.S. Holder certifies its non-U.S. status by furnishing a valid IRS Form W-8BEN, W-8BEN-E, W-8ECI, or other applicable IRS Form, or otherwise establishes an exemption. Information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Information reporting and, depending on the circumstances, backup withholding generally will apply to the proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers, unless the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock, and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019.
Prospective investors should consult their tax advisors regarding the potential application of withholding tax under FATCA to their investment in our common stock.

PLAN OF DISTRIBUTION
We are registering 30,146,744 shares of our Class A common stock. The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of the shares on any stock exchange, market or trading facility on which our Class A common stock is traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The selling stockholders may use any method permitted by applicable law when disposing of shares of our Class A common stock, including, but not limited to:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	underwritten transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other derivatives or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

A selling stockholder may, from time to time, pledge or grant a security interest in some or all of the shares it owns and, if a selling stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include any donee, pledgee, transferee or other successors-in-interest as a selling stockholder under this prospectus. The selling stockholder also may transfer the shares in other circumstances, in which case the donees, transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of the shares or interests therein, a selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of such shares in the course of hedging the positions they assume. A selling stockholder may also sell shares short and deliver these securities to close out their short positions, or loan or pledge the Class A common stock to broker-dealers that in turn may sell these securities. A selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to a selling stockholder from the sale of the shares offered hereby will be the purchase price of such shares less discounts or commissions, if any. A selling stockholder reserves the right to accept and, together with their respective agents from time to time, to reject, in whole or in part, any proposed purchase of Class A common stock to be made directly or through agents. We will not receive any of the proceeds from the resale of the shares.
The selling stockholders also may resell all or a portion of their respective shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.
The shares offered hereby may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best efforts basis. The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Class A common stock therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares covered by this prospectus may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
To the extent required, the shares to be sold, the names of the selling stockholder or stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, any applicable fees, commissions, discounts or concessions, and other material terms with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders, and may agree to indemnify any underwriters for the shares, against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

VALIDITY OF THE CLASS A COMMON STOCK
The validity of the shares of Class A common stock offered by this prospectus will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York.

EXPERTS
The consolidated financial statements of Noodles & Company included in the Noodles & Company Annual Report (Form 10-K) for the year ended January 3, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

30,146,744 Shares

Noodles & Company

Class A Common Stock
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PROSPECTUS
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May 17, 2017
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